Exhibit 10.1

Confidential

July 29, 2020

Mr. Rohan Seth

6009 Sherston Glen

Colleyville, Texas 76034

Via Email: rseth@yahoo.com

Dear Mr. Seth:

It is with great pleasure that I and the Board of Directors of Cutera, Inc. (the “Board”) would like to extend you an offer to join Cutera, Inc. (the “Company” or “Cutera”). It is our belief that your industry knowledge, deep financial experience, and proven leadership skills will favorably contribute to the future of Cutera.

We are offering you the position of Chief Financial Officer reporting directly to me as the Chief Executive Officer. You are expected to devote your full business efforts and time to your duties to the Company, including working Monday through Friday from the Company’s corporate offices located in Brisbane, California. We would like to make your official start date August 4, 2020.

Your compensation package will include the following:

1)

Annual salary of $350,000, payable to you semi-monthly at $14,583.33 per pay period, in accordance with the Company’s standard payroll practices, and less applicable payroll and tax deductions. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

2)	Participation in Company Bonus Plans:

o

Discretionary Management Bonus Plan at 50% of your annual salary (or $175,000), target level. This plan is discretionary and for calendar year 2020 will be based on the 2020 Bonus Plan as approved by the Board and prorated for the portion of the calendar year 2020 during which you are employed with the Company.

The existence and amount paid, if any, under these discretionary plans will at all times remain subject to Cutera’s sole discretion and any payment ever made under these discretionary plans do not guarantee any further payment.

3)	Equity Compensation: Subject to approval of the Board or the Compensation Committee, the Company will grant you the following equity awards:

a)	New Employee PSU Grant:

Performance-based Restricted Stock Units (“PSUs”) covering a number of shares of the Company’s common stock at target performance equal to $300,000 divided by the Applicable Stock Price. The actual number of shares subject to these PSUs is expected to be determined by dividing such value by the volume weighted average stock price of the Company’s common stock over the fifty (50), consecutive, trading days immediately preceding (and exclusive of) the first day of your employment with the Company (your “Start Date” and such average price, the “Applicable Stock Price”);

These PSUs will be scheduled to vest generally over a 2.5-year period, commencing from your Start Date, based on your continued service with the Company through the applicable vesting dates as determined by the Board, and vesting of these PSUs further will be subject to achievement of specified performance metrics, generally contemplated to be as follows:

(i)

40% of PSUs are subject to vesting upon completion of the FY 2020 form-10K filing and subject to Board approval of your achievement of key objectives associated with your initial focus as Chief Financial Officer, as follows:

a.	15% of the PSUs will become eligible to vest in connection with the successful on-time completion and filing of the Company’s Form 10-K within 5% of budgeted audit partner fee structures;

b.

10% of the PSUs will become eligible to vest by sustaining Finance Department capacity – retaining mission critical talent and avoiding departures without prearranged backup plans as measured by staffing rate of greater than 95% positions filled / occupied within the finance department positions from your start date through March 15, 2021;

c.	10% of the PSUs will become eligible to vest in connection with the successful submission of FY 2021 operating budget to the Board by no later than December 1, 2020;

d.	5% of the PSUs will become eligible to vest in connection with the replacement of current contracted Controls & Audit function with capable in-house staff by March 15, 2021; and

e.

The extent of vesting against these performance objectives will be determined by the Board in light of your timing and quality of deliverables. Further, you must remain a Service Provider (as defined in the Company’s 2019 Equity Incentive Plan (the “Plan”) through the date that the Board or the Compensation Committee certifies the applicable performance achievement to earn any portion of these PSUs, which will occur no later than March 31, 2021.

(ii)	30% of PSU’s will become eligible to vest if the Company achieves the annual Operating Budget for Non-GAAP Operating Margins, as determined by the Board for FY2021;

(iii)	30% of PSU’s will become eligible to vest if the Company achieves the annual Operating Budget for Non-GAAP Operating Margins, as determined by the Board for FY2022;

(iv)

Achievement of the applicable PSU performance metrics set forth in (ii) and (iii) above for the performance period will result in a percentage of the target number of these PSUs allocated to that performance period vesting, subject to you continuing to be a Service Provider through the date that the Board or the Compensation Committee certifies the applicable performance achievement, as follows:

Achievement of Performance Metric at:	Percentage of Target Number of New Employee Grant PSUs allocated to Performance Period that Become Eligible to Vest
Less than 90%	0%
Equal to or greater than 90% but less than 100%	85%
Equal to or greater than 100% but less than 106%	100%
Equal to or greater than 106% but less than 126%	125%
Equal to or greater than 126%	150%

In the event that a Change of Control (as defined in your Severance Agreement, as discussed further below) occurs while these PSUs remain outstanding and are still subject to achievement of the applicable performance metrics, then as of immediately prior to the Change of Control, the portion of these PSUs allocated to the performance period in which the Change of Control occurs will be deemed to have met the applicable performance metrics at the target level and such portion will be scheduled to vest on the last day of such performance period, subject to you continuing to be a Service Provider through that date. In such event, for purposes of your Change of Control and Severance Agreement, such portion of the PSU award will be considered to be subject to time/service-based vesting, and not a performance award. Any other remaining portion of these PSUs for which the performance period has not yet commenced prior to the Change of Control will terminate automatically as of immediately prior to the Change of Control.

b)

New Employee Option Grant: Upon acceptance of this offer, it will be recommended at the first meeting of the Board or Compensation Committee following the Start Date that the Company grant you an option to purchase 60,000 shares of the Company’s common stock at a price per share equal to the fair market value per share of the common stock on the date of grant, as determined by the Board or Compensation Committee, as applicable. Twenty percent (20%) of the shares subject to the option will vest 12 months after the date your vesting begins, no shares will vest before such date, and no rights to any vesting will be earned or accrued prior to such date. The remaining shares subject to the option will vest over the next 48 months in equal monthly amounts, subject to your continuing to be a Service Provider through each vesting date.

c)

Annual Equity Grants: You will be eligible to receive an annual grant in the range of $400,000 to $500,000, beginning in March 2021, and annually thereafter at the same time as equity is granted to senior executives of the Company and subject to your continued employment with the Company through such grant date. Actual grants are subject to business conditions, individual contribution levels, evaluation of market data and subject to the final approval of the Board or Compensation Committee (any such award approved in or around March 2021, the “Approved Award”).

i)

RSUs: RSUs covering a number of shares of the Company’s common stock equivalent to 50% of the total Approved Award. The actual number of shares subject to these RSUs is expected to be determined by dividing 50% of the Approved Award by the volume weighted average stock price of the Company’s common stock over the fifty (50), consecutive, trading days immediately preceding (and exclusive of) the grant date of the RSUs. These RSUs will be scheduled to vest generally over a 3-year period, commencing on the RSUs’ date of grant, based on you continuing to be a Service Provider through the applicable vesting dates as determined by the Board.

ii)

PSUs: PSUs covering a target number of shares of the Company’s common stock (equivalent to 50% of the total Approved Award). The actual target number of shares subject to these PSUs is expected to be determined by dividing 50% of the Approved Award by the volume weighted average stock price of the Company’s common stock over the fifty (50), consecutive, trading days immediately preceding (and exclusive of) the grant date of the PSUs. Vesting of these PSUs will be contingent on the achievement of certain annual company-wide performance goals to be reviewed and approved by the Board or Compensation Committee and continuing to be a Service Provider through applicable dates determined by the Board or Compensation Committee. In the event that a Change of Control (as defined in your Severance Agreement, as discussed further below) occurs while these PSUs still remain outstanding and subject to achievement of the applicable performance metrics, then as of immediately prior to the Change of Control, the portion of these PSUs allocated to the performance period in which the Change of Control occurs will be deemed to have met the applicable performance metrics at the target level and such portion will be scheduled to vest on the last day of such performance period, subject to your continued employment through that date. In such event, for purposes of your Change of Control and Severance Agreement, such portion of the award will be considered to be time/service-based vesting, and not performance.

Any equity awards described above that are granted to you will be subject to the terms and conditions of the Plan and applicable standard form of award agreement thereunder, including vesting requirements. No right to any equity is earned or accrued until such time that vesting occurs, nor does the grant of any equity award confer any right to you to continued vesting and/or being a Service Provider.

4)	Change of Control and Severance Agreement (the “Severance Agreement”):

Along with this offer letter we have included a Severance Agreement that sets forth the detailed benefits that you may become entitled to receive in the event of a termination of your employment under certain circumstances, which will become effective on your Start Date.

5)

Relocation Allowance: We are also offering you reimbursement of relocation expenses for your move from Colleyville, Texas to Brisbane, California or within the San Francisco Bay Area, up to a maximum reimbursement of $100,000, if you relocate within twelve (12) months of your Start Date (the “Relocation Allowance”). We will only reimburse you for these expenditures once you submit valid receipts to the Company and only if you are an employee of the Company on the date of reimbursement or payment by the Company. Relocation expenses that are taxable must be substantiated in writing (by valid receipts or any other reasonable method of invoicing, showing proof of payment for an eligible relocation cost) within thirty (30) days any such relocation expense is incurred. Any such relocation expense will be reimbursed to you via check or electronic funds transfer by the thirtieth (30th) day following the date of receipt by the Company of your written substantiation.

6)

Sign-on Bonus: We are also offering you a one-time sign-on bonus of $50,000, which will be paid to you within thirty (30) days of your Start Date to offset the costs of establishing a temporary living arrangement during your transition (the “Sign-On Bonus”).

7)

If: 1) you have not relocated to Brisbane, California or within the San Francisco Bay Area within twelve (12) months of your Start Date, or 2) you terminate your employment with the Company for any reason within twelve (12) months following the payment of your Sign-on Bonus or Relocation Allowance, then you will be required to repay to the Company the gross amount of the Sign-On Bonus and the Relocation Allowance no later than thirty (30) days following the 12-month anniversary of your Start Date, or the date of termination of your employment with the Company, as applicable.

Employment Eligibility Verification: For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Benefits: The Company provides competitive benefits including medical, dental, vision, EAP, flexible spending, 401(k) retirement savings, discounted Employee Stock Purchase Plan, and life insurance.

Paid Time Off (PTO): You will be entitled to four (4) weeks of PTO per year (PTO hours are accrued per pay period) capped at six (6) weeks, in accordance with the Company’s PTO policy.

At Will Employment: You understand and acknowledge that your employment with the Company is for an unspecified duration and constitutes "at-will" employment. This means that the Company or you may terminate your employment relationship with the Company at any time, with or without cause and with or without notice. The at-will nature of this employment relationship cannot be modified except expressly in a signed writing by the Company’s president.

Proprietary Information Agreement: As a condition of your employment, you must sign the Company’s standard Employee Proprietary Information Agreement. This offer letter, the Employee Proprietary Information Agreement and the Severance Agreement, constitute the entire agreement between the Company and you relating to your employment with the Company, and supersede all prior and contemporaneous discussions and understandings.

Conflicting Obligations: We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

Background Check: The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

This offer will remain open until 5:00 p.m. PST on July 31, 2020, with final approval made through Board resolution on or about August 1, 2020. We believe that your enthusiasm and past experience will be an asset to our Company and that you will have a positive impact on the organization. Please acknowledge your acceptance of this offer by signing below and emailing it to me at dmowry@cutera.com by the stated deadline.

We are looking forward to your joining the Cutera team!

Sincerely,

/s/ Dave Mowry               7/29/2020

Dave Mowry

CEO

Cutera, Inc.

Offer Accepted By:

Rohan Seth	Date